Exhibit 10.2

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

For good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters or disputes that now or may exist between them, the parties below enter this Mutual Release and Settlement Agreement:

1.    Parties.    The parties to this Agreement are Susan Black her heirs, estate, administrators, representatives, successors and assigns (hereinafter referred to collectively as “Black”) and Greater Bay Bancorp and/or any of its successors, assigns, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as “GBB”).

2.    Release Of Claims By Black.    In exchange for the promises contained in this Agreement and to the extent permitted by law, Black hereby waives, releases and forever discharges, and agrees that she will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, which she asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code § 12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employment Retirement Income Security Act of 1974 against GBB and any of its or their current or former, owners, shareholders, agents, employee benefit plans, representatives, employees, attorneys, successors, predecessors, and assigns, (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Black’s employment relationship with GBB or any of the Released Parties, and the termination of such employment relationship and with respect to any other claim, matter or event arising prior to execution of this Agreement by Black. Black shall be entitled to any and all rights of indemnity, whether statutory, contractual, or otherwise, which Black has as a former employee of GBB, and coverage under any and all relevant insurance policies maintained by GBB on her behalf for errors and omissions, unless such coverage or indemnification is prohibited by law.

3.    Release of Claims by GBB and the Released Parties.    In exchange for the promises contained in this Agreement and to the extent permitted by law, GBB hereby waives, releases and forever discharges, and agrees that it will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, against Black which GBB asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever,

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(unless such release is prohibited by law or regulation) with respect to any event, matter, claim, damage or injury arising out of Black’s employment relationship with GBB or any of the Released Parties, and the termination of such employment relationship and with respect to any other claim, matter, or event arising prior to the execution of this Agreement. This release, however, shall not apply to any acts by Black that were outside of the course and scope of her employment relationship.

4.    Civil Code § 1542 Waiver.    As a further consideration and inducement for this Agreement, and subject to the exceptions in paragraphs 2 and 3 above, each party hereby waives any and all rights under Section 1542 of the California Civil Code or any similar state, local, or federal law, statute, rule, order or regulation she/it may have with respect to the other party or any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

5.    Outstanding Claims.    As further consideration and inducement for this Agreement, each party represents that she/it has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the other party or any of the Released Parties, with any local, state or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, she/it will not do so in the future. Furthermore, if any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against GBB or any of the Released Parties, the parties will withdraw from and/or dismiss the matter with prejudice to the extent permitted by law, as to any claims she/it might have. The parties agree she/it will not participate or cooperate in such matter(s) except as required by law.

6.    Payment To Black.    In consideration for the promises contained herein, GBB will make the following payments to Black

a.	Lump Sum Payment. On June 30, 2003, GBB will pay Black the sum of One Hundred Thousand Dollars, less appropriate deductions for federal and state withholding. This payment will be made in addition to Black’s regular salary payment for June 2003.

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b.	Salary and Benefits Continuation. Beginning July 1, 2003, Black shall be placed on administrative leave. While she is on leave, Black will receive payments of Thirty Thousand Eight Hundred Thirty Three Dollars ($30,833) per month through March 31, 2005 (the “21-Month Period”). Black shall also be eligible during this 21-Month Period for health and life insurance benefits available to other employees at her level in the company. GBB will pay the premiums for these benefits during the 21-month period. Thereafter, or at the early termination of her employment, as defined in paragraph 8 below, whichever comes first, Black shall be eligible for COBRA benefits. She shall be solely responsible for making those payments.

During the 21-Month Period, Black shall not perform any work for GBB or the Released Parties, unless requested to do so by the Chief Executive Officer of GBB in an amount not to exceed five hours per month and Black shall not hold herself out as an employee of GBB or the Released Parties or as a representative of GBB without the written approval of the Chief Executive Officer of GBB. After June 30, 2003, Black shall not be given access to inside information regarding GBB or the Released Parties.

Black will be eligible to receive a pro rated bonus for 2003 if any GBB executive officers receive a bonus. The amount of that bonus shall be at the sole discretion of the Compensation Committee of the GBB Board of Directors, except that the parties agree that Black’s 2003 pro rated bonus (annualized) shall in no event be less than the lowest bonus paid for the year 2003 to an Executive Officer at Black’s current level within the company. The bonus shall be paid no later than March 31, 2004.

Black understands and agrees that the payments referenced herein shall fully compensate Black for any and all personal injury claims, including claims of pain and suffering, emotional distress, anxiety, or trauma, arising from or associated with Black’s employment or termination of her employment with the GBB or the Released Parties. It is agreed that the payment shall fully compensate any claim for (1) impairment of her ability to compete in the open labor market, (2) permanent disability except as provided in the Supplemental Employee Retirement Plan (“SERP”), (3) temporary disability, (4) vocational rehabilitation, (5) medical treatment or payment therefor or (6) any other losses as a result of any alleged stress injuries or disabilities.

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c.	Stock Options. Black’s stock options shall continue to vest in accordance with their present vesting schedules and until the earlier of: (a) March 31, 2005 and (b) the early termination of her employment (as defined in Paragraph 8 below). Black shall be entitled to exercise the Options, to the extent they are vested on the effective date of the resignation of her employment, during the 12 months immediately following March 31, 2005 or the date of the early termination of her employment (as defined in Paragraph 8 below), whichever comes first.

Black understands that those of the Options that are incentive stock options may become non-statutory options as a result of the arrangements set forth in this letter, the timing of their exercise or both. Black also understands that, if and when she exercises Options that are or become non-statutory options and even if she does not then sell the option shares, she may recognize taxable income equal to the then “spread” on the option shares and that their exercise may then require withholding payments to tax authorities. Accordingly, consistent with Section 6(d) of the amended 1996 Stock Option Plan and as a condition to the exercise of any Option, in addition to the exercise price Black shall pay the company (or make arrangements for payment satisfactory to the company) any and all federal, state and other tax withholding obligations that arise in connection with the exercise.

d.	Other Benefits. Black will be entitled to the Long Term Care benefits she currently has, without any further payments by her. With respect to Black’s current permanent disability policy, GBB will pay Black, on or about June 30, an amount equal to one-half the premiums otherwise chargeable to Black for such policy during the 21-Month Period. Black will be solely responsible for making the payments for this policy in a timely manner after June 30, 2003. Her failure to make timely payments will result in the termination of this policy. Her deferred compensation plan will continue in full force and effect, according to its terms. Black will be allowed to retain the social membership she currently has in the Los Altos Hills Country Club. She will be responsible, however, for all monthly fees, dues, or other charges incurred in connection with that club membership. Black will be eligible to participate in the SERP (and any successor plan) in accordance with the provisions of that plan and to receive the benefits thereof as a Level A participant, notwithstanding any discontinuance of employment with GBB. GBB will continue to fulfill its payment obligations under Black’s SERP. Except as specifically provided herein, all other benefits, including but not limited to accrual of vacation time, to which Black is currently entitled shall cease as of June 30, 2003.

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7.    Work Responsibilities and Resignation.    Until June 30, 2003, Black shall continue to perform her current duties in good faith and at a satisfactory level. She will also use her best efforts to effectively transition her job responsibilities and customer relationships to appropriate senior officers of GBB and the Released Parties.

On June 30, 2003, Black shall tender her resignation from her employment. The resignation shall be effective March 31, 2005, unless this Agreement is terminated sooner pursuant to Paragraph 8 below. In the event of an early termination as described in paragraph 8 below, Black agrees her resignation will be accelerated and will become effective immediately. After tender of her resignation, Black will no longer be an executive officer; she will be designated a senior advisor.

On or before June 30, 2003, Black shall also tender her letter of resignation from all Boards affiliated with GBB or the Released Parties on which she now holds a seat. This resignation shall be effective June 30, 2003.

8.    Early Termination of Employment.    Black agrees that during the term of her administrative leave, she will not accept any work, in any capacity and of any kind, for any other company, in California or doing business in California, in the financial services industry or for any company affiliated with the financial services industry which currently competes or within the twenty-one (21) months following the execution of this Agreement begins to or plans to compete with the business of GBB (“Other Work”). If Black violates the terms set forth in this paragraph, all payments, including payments relating to benefits, still due her under this Agreement shall cease immediately. Black agrees that if she chooses to accept Other Work during the 21-Month Period, she shall notify the Chief Executive Officer of GBB within five (5) days of the date she first accepts such work. GBB shall have the sole discretion to determine whether any work Black accepts during the 21 month period is Other Work within the meaning of this paragraph. If Black dies during the 21-Month Period salary payments still due her under this Agreement, as well as stock vesting to which she would otherwise be entitled under this Agreement and in accordance with the relevant Stock Option Plans, shall inure to the benefit of her estate.

9.    Limited Right to Change of Control Benefits.    In consideration of the payments and agreements set forth herein, Black agrees that she will not be entitled to any benefits or payments under any Change of Control Agreement, except that she will receive the benefit of full stock option vesting as provided in the Change of Control Agreement she executed, under the terms thereof, in the event GBB enters during the 21-Month Period a definitive agreement for change of control, as defined in that agreement. Such acceleration of vesting shall occur upon the effective date of the change of control. If there is a change of control during the 21-month Period, GBB will take all steps necessary to ensure that this Agreement continues to be enforced.

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10.    Cooperation.    Black will cooperate with GBB and the Released Parties during the 21-Month Period as may be reasonably requested by GBB for business purposes, at mutually agreeable times and places.

11.    Solicitation of Employees.    Black agrees that for the 21- month period following her execution of this agreement, she will not nor will she encourage others to directly or indirectly, solicit, recruit, or encourage any current employees of GBB or the Released Parties for employment with another financial institution. If GBB has a good faith belief that Black has violated the terms of this paragraph, it will immediately cease making any payments under the terms of this agreement. Both parties retain the right to seek a court determination as to the materiality of any such claimed breach. The prevailing party in any such litigation shall be entitled to recover her/its reasonable attorneys’ fees and costs in the matter.

12.    Solicitation of Clients.    Black also agrees that for the 21-month period following the execution of this agreement, she will not nor will she encourage others to directly or indirectly, solicit, recruit, or encourage any current customers or clients of GBB or any of the customers or clients of the Released Parties to cease doing business with GBB or any of the Released Parties or to do business with any other financial institution. If GBB has a good faith belief that Black has violated the terms of this paragraph, it will immediately cease making payments under the terms of this agreement. Both parties retain the right to seek a court determination as to the materiality of any such claimed breach. The prevailing party in any such litigation shall be entitled to recover her/its reasonable attorneys’ fees and costs in the matter.

13.    Confidentiality Of Agreement.    Black agrees that the terms and conditions of this Agreement and any and all actions by the parties in accordance therewith, are strictly confidential except that Black may disclose the terms of this Agreement to her spouse, personal counsel, financial advisors, and as may be required by applicable law or as may be necessary to enforce this Agreement. Black agrees to take reasonable steps to ensure that the confidentiality of this Agreement is maintained by the individuals or entities referenced above to whom disclosure is authorized.

GBB agrees that David Kalkbrenner, Byron Scordelis and Kimberly Burgess have been apprised of the contents of this Agreement and will keep the terms and conditions and all actions by the parties in accordance therewith, strictly confidential, except that they may disclose the terms to accountants, legal counsel, Boards of Directors of GBB and the Released Parties, and other persons with a business need to know and, as may be required by law. The above named persons agree to take reasonable steps to ensure that the confidentiality of this Agreement is maintained. The parties agree that a breach of this paragraph is a material breach.

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a.	Communications Relating to Black’s Departure. GBB will determine, in its sole discretion, whether any media announcement of Black’s departure from the Company will be made. If such announcement is to be made, GBB will draft the announcement and will obtain Black’s agreement thereto. GBB will draft the internal announcement of Black’s departure and will obtain Black’s agreement thereto. Black will not make any media announcements of her departure without the express written approval of the Chief Executive Officer of GBB. If asked about her employment status at the Company during the 21 month period, Black shall respond with the same statement as is set forth in the internal announcement referred to above.

14.    Confidentiality of Proprietary Information.    During her employment, Black has received and been privy to private proprietary information and documents regarding GBB and the Released Parties. Black understands and agrees that she will keep such information confidential and will not voluntarily disclose any such information or documents containing such information to any other person or entity without the express written permission of the Chief Executive Officer of GBB. Black understands and agrees that a breach of this provision is a material breach.

15.    Time To Sign And Revoke Agreement.    Black acknowledges and agrees that she has twenty-one (21) calendar days from the date she receives this Agreement to consider its terms.

Black also understands that she has seven (7) calendar days to revoke her agreement hereto. She further understands that the Agreement shall not become effective and enforceable until after the passage of this seven-day period.

16.    No Admission Of Liability.    By entering into this Agreement, Black and GBB and all Released Parties do not admit any liability whatsoever to a party hereto or to any other person arising out of any claims heretofore or hereafter asserted by Black or GBB, and Black and GBB for herself/itself and all Released Parties, expressly deny any and all such liability.

17.    Joint Participation In Preparation Of Agreement.    The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

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18.    Attorneys’ Fees And Costs.    As further mutual consideration of the promises set forth herein, Black and GBB agree that there is no prevailing party in this matter and they each are responsible for their own attorneys’ fees and costs. The parties agree that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in this matter or relating to any matters addressed in this Agreement, except that in the event legal action is initiated to enforce this Agreement, the prevailing party in such litigation shall be entitled to her/its reasonable attorney fees and costs.

19.    Severability.    The parties agree that if any portion of this Agreement is deemed to be void or voidable, such determination will not affect the enforceability of the other provisions of the Agreement.

20.    Section Headings.    Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

21.    Scope Of Agreement.    Black hereby affirms and acknowledges that she has read the foregoing Agreement, that she has had sufficient time and opportunity to review or discuss it with the counsel of her choice, and that she fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this Agreement represent that this Agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this Agreement or seeks to enforce its terms, provisions or obligations.

22.    Entire Agreement.    Except as provided herein, this Agreement constitutes the complete understanding between Black and GBB regarding the matters set forth above, and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

23.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Dated: June 24, 2003	/s/ SUSAN K. BLACK
SUSAN BLACK

Dated: June 24, 2003	GREATER BAY BANCORP

	By:	/s/ DAVID L. KALKBRENNER

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